Exhibit 10.38

INDUCEMENT AWARD AGREEMENT FOR RESTRICTED STOCK UNITS

THIS INDUCEMENT AWARD AGREEMENT FOR RESTRICTED STOCK UNITS (this “Agreement”) is made by Baudax Bio, Inc. (the “Company”) and the participant named on the grant schedule attached hereto (the “Grantee”).

RECITALS

WHEREAS, the Company desires to award Restricted Stock Units to the Grantee, pursuant to the terms of this Agreement, as an inducement to the Grantee’s acceptance of the Company’s offer of employment.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1.Grant Schedule.  Certain terms of the grant of Restricted Stock Units are set forth on the grant schedule (the “Grant Schedule”) that is attached to, and is a part of, this Agreement.

2.Grant of Restricted Stock Units.  On the grant date set forth on the Grant Schedule ( the “Grant Date”), the Company hereby awards to the Grantee the number of Restricted Stock Units set forth on the Grant Schedule (the “Award”), subject to the restrictions and on the terms and conditions set forth in this Agreement.  This Award constitutes a non-plan “inducement award” as contemplated by NASDAQ Listing Rule 5635(c)(4) and is therefore not made pursuant to the Baudax Bio, Inc. 2019 Equity Incentive Plan (the “Plan”).  Nonetheless, the terms and provisions of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein, as if this Award was granted pursuant to the Plan.  Capitalized terms used but not defined herein will have the same meaning as defined in the Plan.  A copy of the Plan has been provided to the Grantee along with this Agreement.

3.Vesting.  Subject to the further provisions of this Agreement, the Restricted Stock Units will vest as set forth on the Grant Schedule (each date on which Restricted Stock Units vest being referred to as a “Vesting Date”).

4.Transferability.  The Restricted Stock Units are not transferable or assignable otherwise than by will or by the laws of descent and distribution.  Any attempt to transfer Restricted Stock Units, whether by transfer, pledge, hypothecation or otherwise and whether voluntary or involuntary, by operation of law or otherwise, will not vest the transferee with any interest or right in or with respect to such Restricted Stock Units.

5.Termination of Employment or Service.  In the event of the Grantee’s termination of service with the Company and its Affiliates, all then unvested Restricted Stock Units (determined after giving effect to any accelerated vesting occurring in connection with such termination under the terms of the Grant Schedule or otherwise) will be forfeited.

6.Issuance of Shares.

a.Within thirty (30) days following each Vesting Date (including any accelerated Vesting Date occurring under the terms of the Grant Schedule or otherwise), the Company shall issue to the Grantee, either by book-entry registration or issuance of a stock certificate or certificates, a number of Shares equal to the number of Restricted Stock Units granted hereunder that have vested as of such date.  Any Shares issued to the Grantee hereunder shall be fully paid and non-assessable.

b.The Grantee will not be deemed for any purpose to be, or have rights as, a stockholder of the Company by virtue of the grant of Restricted Stock Units, until shares of Common Stock are issued in settlement of such Restricted Stock Units pursuant to Section 6.a hereof.  Upon the issuance of a stock certificate or the making of an appropriate book entry on the books of the transfer agent, the Grantee will have all of the rights of a stockholder.

7.Applicable Policies.  In consideration for the grant of this Award, the Grantee agrees to be subject to any policies of the Company and its Affiliates regarding clawbacks, securities trading and hedging or pledging of securities that may be in effect from time to time.

8.Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, will impair any such right, power or remedy of such party, nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character by any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, must be in a writing signed by such party and will be effective only to the extent specifically set forth in such writing.

9.Tax Consequences.  This Award is intended to be exempt from Section 409A of the Code and should be interpreted accordingly.  Nonetheless, the Company does not guarantee the tax treatment of this Award.

10.Right of Discharge Preserved.  The grant of Restricted Stock Units hereunder will not confer upon the Grantee any right to continue in service with the Company or any of its subsidiaries or Affiliates.

11.Administration.  The Grantee acknowledges that the Grantee has received a copy of the Plan, has read the Plan and is familiar with its terms, and accepts the Restricted Stock Units subject to all of the terms and provisions of the Plan.  The Board or any committee thereof is hereby authorized to interpret this Agreement and the Plan and to adopt such rules and regulations for the administration of this Award as it deems appropriate.  By accepting this Award, the Grantee acknowledges and agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or its committee upon any questions arising under this Agreement.

12.Electronic Delivery of Documents.  The Grantee authorizes the Company to deliver electronically any prospectuses or other documentation related to this Award and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations).  For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site.  Upon written request, the Company will provide to the Grantee a paper copy of any document also delivered to the Grantee electronically.  The authorization described in this paragraph may be revoked by the Grantee at any time by written notice to the Company.

13.Entire Agreement.  This Agreement, including terms of the Grant Schedule and Plan incorporated herein, contains the parties’ entire agreement regarding the grant of Restricted Stock Units evidenced hereby and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating thereto.

14.Governing Law.  This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

BAUDAX BIO, INC.

By: